Exhibit 10.1

[Company letterhead]

April 11, 2017

Brian J. Driscoll

Dear Brian:

On behalf of Snyder’s-Lance, Inc. (the “Company”), it is a pleasure to extend you this offer of employment for a temporary role as interim chief executive officer of the Company (“Interim CEO”), commencing April 11, 2017 (the “Effective Date”). In this role, you will have all of the powers and responsibilities of the CEO.

You will continue to serve as a director of the Company while you are Interim CEO, provided that you will not receive additional compensation as a non-employee director following the Effective Date and until such time as you are no longer an employee of the Company. However, you will continue to be treated as in-service for purposes of vesting and exercisability of options or other outstanding equity awards. Any awards that vest as a result of your service as non-employee director will not be subject to withholding taxes. Following your termination of employment, you will return to your status (and compensation) as a non-employee director.

Your employment, but not your status as a director, pursuant to this letter will automatically terminate six months from the Effective Date unless both parties agree to extend it.

We are pleased to offer you the following compensation.

Salary	You will be paid a salary of $75,000 per month. All compensation is payable in accordance with the Company’s regular payroll practices and subject to all applicable withholdings.

Bonus	You will be eligible for the Company’s 2017 Annual Performance Incentive Plan for Officers and Key Managers (the “2017 AIP”) with a target bonus of $890,000, prorated for each day of 2017 you are employed as Interim CEO. To the extent other bonus programs are made available to the senior executive team, you will also be eligible for a maximum bonus percentage opportunity consistent with other senior executive team members and criteria for such bonus opportunities shall be consistent with the criteria for such other senior executive team members.

Equity compensation	You will be granted an equity award, with a grant date of the thirtieth (30th) day following the Effective Date, comprised of (A) a restricted stock award with a fair market value of $300,000 and (B) an option award with a Black Scholes value of $300,000 (determined in a manner consistent with other senior executive option grants) with an exercise price equal to the closing price of the Company’s stock on the grant date (or the next day that markets are open). Each award will be subject to the following terms and conditions:

1.      Each award will vest and become fully vested and exercisable at the end of the sixth month period following the Effective Date subject to your continued employment as the Interim CEO on such date, except as set forth below.

2.      Upon a Change of Control of the Company or if your employment is terminated due to death, Disability, or by the Company without Cause or by you for Good Reason (as such defined terms are defined in the applicable award agreements), the award will vest and become exercisable in full, and any options will continue to be exercisable while you remain a director of the Company and for no less than three months thereafter (but no later than the 10th anniversary of the grant date).

3.      This award will be subject to the terms and conditions of the 2016 Key Employee Incentive Plan and such award agreements as provided by the Compensation Committee of the Company.

Employee benefits	Subject to each plan’s applicable terms and conditions, you will participate in employee benefit plans and programs commensurate with your status as a senior executive officer, including health, dental, disability, life, and 401(k).

Severance	Because your employment is being established as a temporary employment engagement, the end of this employment is not considered to be an involuntary termination under any plan or program of the Company, which means that you will not be eligible to receive severance benefits under any plan or other arrangement in connection with your employment, or termination thereof, as Interim CEO. Notwithstanding, the foregoing, in addition to the equity award vesting set forth above, upon termination of your employment by the Company without Cause or by you for Good Reason, you will receive your 2017 AIP (determined based on actual Company performance, but prorated for each day during the performance period you served as Interim CEO), when other 2017 AIP participants are paid, but no later than March 15, 2018.

Indemnification and D&O

(A)   During your term of employment under this letter and thereafter throughout all applicable limitation periods, the Company shall provide you (including your heirs, personal representatives, executors and administrators) with such coverage, as will be generally available to senior officers of the Company under the Company’s then current directors and officers liability insurance policy at the Company’s sole expense.

(B)   In addition to the insurance coverage provided in (A) above, the Company shall defend, hold harmless and indemnify you (and your heirs, personal representatives, executors and administrators) to the fullest extent permitted by the Company’s articles and by-laws and applicable law from and against any and all liabilities, costs, claims and expenses including without limitation all costs and expenses incurred in defense of litigation, including attorneys’ fees, arising out of your employment hereunder.

(C)   Nothing in this letter shall diminish any indemnification rights otherwise applicable to you, and the Company agrees that it shall provide indemnification rights to you that are no less favorable than provided to other senior executives of the Company as exist on the Effective Date.

(D)   This indemnification provision shall survive the termination of your employment as Interim CEO.

Housing stipend and expenses	You may use the Company-owned apartment while in Charlotte, NC, or if such accommodations are insufficient for your family’s needs, the Company will pay you a monthly housing stipend of $2,500, less required tax withholdings. The Company will reimburse your reasonable travel expenses from your home to the Company’s offices in Charlotte, NC, less required tax withholdings. You will be eligible for reimbursement of your reasonable travel and business expenses in accordance with the terms of the Company’s expense reimbursement policy. The Company will reimburse your legal fees in connection with this letter agreement not to exceed $5,000.

Following your employment, the Company will provide reimbursement for any reasonable expenses actually incurred in providing cooperation to the Company by providing truthful information and testimony as reasonably requested by the Company, with regard to any claim asserted by or against the Company or its subsidiaries as to which you have relevant knowledge and, in situations where you are not a named defendant in the claim, the Company will also provide a reasonable rate of pay per hour for time spent in providing such services. The Company represents and warrants that your employment as Interim CEO will not adversely affect your payments, benefits or rights pursuant to (i) that certain offer letter agreement entered into by and between you and Diamond Foods, Inc., dated May 4, 2012, as amended September 24, 2015 or (ii) any other agreement related to your termination as an employee of Diamond Foods, Inc.

Your employment is “at will” and is subject to all terms and conditions contained in the current version of the Employee Handbook. Nothing in this letter shall restrict in any way your rights or the Company’s rights, which rights are hereby expressly reserved by each, to terminate employment at any time for any reason, with or without cause, subject to applicable law.

Speaking on behalf of the board of directors and myself, I thank you for your willingness to serve and we look forward to working with you over the coming months.

Sincerely,

Snyder’s-Lance, Inc.

By:	/s/ Gail Sharps Myers
Name:	Gail Sharps Myers
Title:	SVP, General Counsel & Secretary

I accept this offer as presented.

/s/ Brian J. Driscoll
Brian J. Driscoll

Date: April 11, 2017